Gannett Announces Fourth Quarter and Full Year 2019 Results

Significant progress on integration; continued confidence in high-end of synergy targets
On track to implement over $60 million in annualized synergies by the end of the first quarter
Combined paid digital-only subscriptions reach over 800,000

MCLEAN, VA — February 27, 2020 — Gannett Co., Inc. ("Gannett", "we", "us", "our", or "the Company") (NYSE: GCI) today reported its financial results for the fourth quarter and full year ended December 31, 2019. Prior to November 19, 2019, our corporate name was New Media Investment Group Inc. ("New Media" or "Legacy New Media"), and Gannett Co., Inc. ("Legacy Gannett") was a separate publicly traded company. On November 19, 2019, New Media acquired Legacy Gannett (the "Acquisition"). In connection with the Acquisition, Legacy Gannett became a wholly owned subsidiary of New Media, and New Media changed its name to Gannett Co., Inc.

The discussion below presents “consolidated results” for the Company as a whole and “segment results” for our primary reporting segments: Publishing and Marketing Solutions. Within each of these categories, we provide (i) our actual GAAP results, which reflect a full quarter or year (as applicable) of Legacy New Media operations and six weeks of Legacy Gannett operations, (ii) same store revenue trends for Legacy Gannett and Legacy New Media, each on a stand-alone basis for the entire period, (iii) pro forma results, which reflect the consolidated operations, adjusted as if New Media had owned Legacy Gannett for the entire period presented, and (iv) Adjusted EBITDA, which is our non-GAAP measure of operating results, calculated based on actual results (with six weeks of Legacy Gannett results) and on a pro forma basis (assuming Legacy Gannett was owned for the entire period).

Financial Highlights

	Fourth Quarter 2019		Full Year 2019
in thousands	Actual	Pro Forma	Actual	Pro Forma
GAAP operating revenue	$699,274	$1,054,253	$1,867,909	$4,182,220
GAAP net loss attributable to Gannett	(95,088)	(115,694)	(119,842)	(114,983)
Adjusted EBITDA(1) (non-GAAP)	98,821	141,208	223,871	485,452
Free cash flow(2) (non-GAAP)	(79,692)	N/A	11,557	N/A
(1) Refer to “Use of Non-GAAP Information” below for the Company’s definition of Adjusted EBITDA and the reconciliation to the most comparable GAAP measure included herein.
(2) Refer to “Use of Non-GAAP Information” below for the Company’s definition of Free cash flow and the reconciliation to the most comparable GAAP measure included herein. Free cash flow for the fourth quarter was negatively impacted by $87.8 million of pension benefits paid as a result of the Acquisition, $35.9 million of integration and reorganization costs, $19.3 million of acquisition costs, and $2.5 million of other one-time adjustments. Free cash flow for the full year was negatively impacted by $87.8 million of pension benefits paid as a result of the Acquisition, $45.4 million of integration and reorganization costs, $38.4 million of acquisition costs, and $11.3 million of other one-time adjustments.

Fourth Quarter 2019 Consolidated Results

•	Fourth quarter GAAP revenues of $699.3 million rose 68.1% as compared to the prior year quarter reflecting the Acquisition.

◦	Legacy Gannett fourth quarter same store revenues decreased 10.1% year-over-year.

◦	Legacy New Media fourth quarter same store revenues decreased 9.6% year-over-year.

•	Pro forma digital advertising and marketing services revenues reached $231.8 million in the fourth quarter, or 22.0% of total pro forma revenues.

•
GAAP net loss attributable to Gannett of $95.1 million in the fourth quarter reflects a one-time non-cash write-down of $100.7 million related to the revaluation of intangibles and $145.6 million one-time cash charges related to restructuring and transaction related costs.

•	Adjusted EBITDA totaled $98.8 million and represented a 14.1% margin. On a pro forma basis, Adjusted EBITDA totaled $141.2 million and represented a 13.4% margin.

Full Year 2019 Consolidated Results

•	2019 GAAP revenues of $1.9 billion rose 22.4% as compared to the prior year reflecting the Acquisition.

◦	Legacy Gannett 2019 same store revenues decreased 9.4% year-over-year.

◦	Legacy New Media 2019 same store revenues decreased 8.0% year-over-year.

•	Pro forma digital advertising and marketing services revenues reached $912.5 million in 2019, or 21.8% of total pro forma revenues.

•
GAAP net loss attributable to Gannett of $119.8 million in 2019 reflects a one-time $100.7 million non-cash write-down related to the revaluation of intangibles and $182.9 million one-time cash charges related to restructuring and transaction related costs.

•	Adjusted EBITDA totaled $223.9 million and represented a 12.0% margin. On a pro forma basis, Adjusted EBITDA reached $485.5 million and represented a 11.6% margin.

"We are pleased to announce our first earnings report since completing our acquisition of Legacy Gannett in November," said Michael Reed, Gannett Chairman and Chief Executive Officer. "Although we acquired Legacy Gannett only six weeks before the end of the quarter, we immediately began implementing our integration plan. By the end of the first quarter of 2020, we expect to have implemented measures that will result in over $60 million in annualized savings. As a result of these measures, we expect to realize $10 - $15 million of savings in the first quarter, and we expect the savings in subsequent quarters to increase as we continue to implement synergies throughout the year. We remain highly confident that we will complete the implementation of measures in 2020 corresponding to more than half of our $300 million synergy target related to the acquisition of Legacy Gannett."

"We are also happy to report that we are ahead of schedule in paying down debt. As announced earlier in January, we paid down $35.8 million in principal on our credit facility during the fourth quarter. Subsequent to the quarter, we have paid down an additional $9.4 million. Real estate sales have driven $8.9 million of the repayments, and we anticipate an additional $100 - $125 million in real estate sales by the end of 2021."

"As expected, same store trends weakened in the fourth quarter, in large part reflecting the runoff of more aggressive subscriber pricing initiatives that Legacy Gannett implemented in the fourth quarter of 2018. Beyond circulation revenue, same store advertising trends were a bit weaker than expected primarily due to disruption from the Acquisition. We have already seen trends improve in the first quarter and are confident in our ability to sustain these positive trends. In the fourth quarter, we saw strong gains in digital marketing services revenues at Legacy Gannett in our local markets, and the Legacy New Media events business nearly doubled its revenues compared to the prior year period. We were pleased with the strong momentum we saw in our key growth areas, which positioned us for a solid start to 2020."

"Our Adjusted EBITDA in the quarter was negatively impacted by both the revenue softness and higher than anticipated healthcare claims, while our Free cash flow reflects a significant amount of one-time costs related to the Acquisition. Adjusting for these one-time items, Free cash flow would have been $65.9 million. With integration efforts ongoing, we remain very optimistic about our ability to deliver on our synergy targets, pay down debt, and return capital to shareholders, while continuing to serve as a trusted source of high quality news to the communities we serve."

Fourth Quarter 2019 Publishing Segment

•	Publishing segment revenues totaled $653.9 million in the fourth quarter; on a pro forma basis, Publishing segment revenues were $964.7 million.

•	Print advertising revenues totaled $240.9 million in the fourth quarter; on a pro forma basis, print advertising revenues were $334.1 million, reflecting continued secular pressures.

◦	Same store Legacy Gannett print advertising revenues decreased 20.1% as compared to the prior year quarter.

◦	Same store Legacy New Media print advertising revenue decreased 16.3%, as compared to the prior year quarter.

•	Digital advertising and marketing services revenues were $90.1 million in the fourth quarter; on a pro forma basis, digital advertising and marketing services revenues were $150.3 million.

◦
Legacy Gannett same store digital advertising and marketing services revenues decreased 1.6% as compared to the prior year quarter, an improvement from the third quarter trend, reflecting improved digital marketing services results.

◦	Legacy New Media same store digital advertising and marketing services revenues decreased 0.4% year-over-year.

•	Circulation revenues totaled $255.6 million in the fourth quarter; on a pro forma basis, circulation revenues were $384.4 million.

◦	Legacy Gannett same store circulation revenues decreased 10.3% year-over-year, as expected, reflecting the cycling of last year's more aggressive pricing initiatives.

◦	Legacy New Media same store circulation revenues decreased 7.2% from the prior year.

•	Commercial printing and other revenues contributed $67.3 million to Publishing segment revenues in the fourth quarter.

•	Paid digital-only subscriber volumes now total approximately 812,000, up 25.3% year-over-year on a pro forma basis.

•	Publishing segment Adjusted EBITDA was $113.3 million, representing a margin of 17.3% for the quarter.

Fourth Quarter 2019 Marketing Solutions Segment

•	Marketing Solutions segment revenues were $69.3 million in the fourth quarter; on a pro forma basis, Marketing Solutions segment revenues were $122.7 million.

◦
Legacy Gannett same store digital marketing services revenues increased 1.8% as compared to the prior year, similar to the 2.5% gain in the third quarter. Revenues across the Legacy Gannett local markets achieved another quarter of robust growth, driven by an increase in the number of clients.

•	Marketing Solutions segment Adjusted EBITDA was $4.0 million, representing a margin of 5.8% for the quarter.

Fourth Quarter 2019 Cash Flow

•
Cash flow from operations was negative $73.0 million compared to positive $37.6 million for the prior year quarter, as net cash used in operating activities from Legacy Gannett of $72.4 million included additional pension and postretirement contributions of $92.4 million, most of which were related to an $87.8 million pay-out of pension benefits upon change-in-control. Additionally, cash flow from operations was reduced by $35.9 million of integration and reorganization costs, $19.3 million of acquisition costs, and $2.5 million of other one-time adjustments.

•	Capital expenditures were $6.7 million, primarily for product development, technology investments, and maintenance projects.

•	The Company repaid $35.8 million in principal under its credit facility.

•	As of the end of the fourth quarter, the Company had a cash balance of $156.0 million.

2020 Dividend

We expect to resume paying a quarterly dividend with respect to the first quarter of 2020. Consistent with our past practice, any dividend declared with respect to the first quarter is expected to be announced and paid in May. We expect the amount of this dividend to be $0.19 per share.

Under the terms of the credit facility that we entered into on November 19, 2019 in connection with the Acquisition, we are prohibited from paying cash dividends until after April 2020 and thereafter will be permitted to pay cash dividends only in accordance with the limitations set forth in our credit facility. Accordingly, our Board of Directors did not declare a dividend with respect to the fourth quarter of 2019. In addition, our Board has not yet declared any dividend with respect to the first quarter of 2020 or any future quarter, and there can be no guarantee as to the amount and timing of any future dividend.

Integration Update

By the end of the first quarter of 2020, the Company expects to have implemented measures that will result in over $60 million in annualized savings. As a result of these measures, the Company expects to realize $10 - $15 million in savings in the first quarter and further savings in each subsequent quarter, as it continues to implement synergies throughout the year. Management remains highly confident in its ability to implement measures by the end of 2021 that are expected to result in $300 million in synergies, with more than half of such measures expected to be completed in 2020.

Earnings Conference Call

Management will host a conference call on Thursday, February 27, 2020 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of the Company's website, www.gannett.com. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Gannett Fourth Quarter Earnings Call” or access code “6790119”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.gannett.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, March 5, 2020 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “6790119”.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to fostering the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of nearly 150 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our portfolio includes the USA TODAY, local media organizations in 47 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., GateHouse Live. Effective November 20, 2019, following the completion of its merger with Gannett, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Same Store Revenues

Same store revenues are defined as GAAP revenues excluding (1) revenues related to 2019 acquisitions from the date of the acquisition through the end of the year, (2) revenues related to 2018 acquisitions from the beginning of 2019 through the first year anniversary of their applicable acquisition date, (3) exited operations, (4) currency impacts, and (5) deferred revenue impacts related to the Acquisition. As noted above, we have provided same store revenue trends for Legacy Gannett and Legacy New Media, each on a stand-alone basis for the entire period. This information is provided on a transitional basis, and management expects to provide same store results for the consolidated company in future periods.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding measures expected to result in over $60 million in annualized savings, the timing of realizing those savings, including our expectation that $10 - $15 million will be realized in the first quarter, the potential to realize additional savings in future quarters, our ability to achieve $300 million of synergies through measures expected to be implemented by the end of 2021, our expectations, in terms of both amount and timing, with respect to debt repayment, real estate sales and debt refinancing, future revenue trends and our ability to influence trends, and the amount and timing of any future dividend, including our expectation that the Board will declare a $0.19 per share dividend with respect to the first quarter of 2020. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins and Stacy Cunningham	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# # #

CONSOLIDATED BALANCE SHEETS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1 (1)
Assets	December 31, 2019	December 30, 2018
Current assets
Cash and cash equivalents	$156,042	$48,651
Accounts receivable, net of allowance for doubtful accounts of $19,923 and $8,042 at December 31, 2019 and December 30, 2018, respectively	438,523	174,274
Inventories	55,090	25,022
Prepaid expenses and other current assets	129,460	49,662
Total current assets	779,115	297,609
Property, plant, and equipment, net of accumulated depreciation of $277,291 and $219,256 at December 31, 2019 and December 30, 2018, respectively	815,807	339,608
Operating lease assets	309,112	—
Goodwill	914,331	310,737
Intangible assets, net of accumulated amortization of $145,773 and $101,543 at December 31, 2019 and December 30, 2018, respectively	1,012,564	486,054
Deferred income taxes	76,297	—
Other assets	112,876	9,856
Total assets	$4,020,102	$1,443,864

Liabilities and equity
Current liabilities
Current portion of long-term debt	$3,300	$12,395
Accounts payable	146,995	16,612
Accrued expenses	306,633	109,597
Deferred revenue	218,823	105,187
Other current liabilities	42,702	4,053
Total current liabilities	718,453	247,844
Long-term debt	1,636,335	428,180
Convertible debt	3,300	—
Deferred income taxes	9,052	8,282
Pension and other postretirement benefit obligations	235,906	24,326
Long-term operating lease liabilities	297,662	—
Other long-term liabilities	136,188	16,462
Total noncurrent liabilities	2,318,443	477,250
Total liabilities	3,036,896	725,094
Redeemable noncontrolling interests	1,850	1,547
Commitments and contingent liabilities

Equity
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 129,386,258 shares issued and 128,991,544 shares outstanding at December 31, 2019; 60,508,249 shares issued and 60,306,286 shares outstanding at December 30, 2018	1,294	605
Treasury stock, at cost, 394,714 and 201,963 shares at December 31, 2019 and December 30, 2018, respectively	(2,876)	(1,873)
Additional paid-in capital	1,090,694	721,605
Retained earnings	(115,958)	3,767
Accumulated other comprehensive loss (income)	8,202	(6,881)
Total equity	981,356	717,223
Total liabilities and equity	$4,020,102	$1,443,864
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

CONSOLIDATED STATEMENTS OF OPERATIONS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2 (1)	Three months ended		Year ended
Fiscal year ended	December 31, 2019	December 30, 2018	December 31, 2019	December 30, 2018
Operating revenues:
Advertising and marketing services	$370,324	$217,687	$952,644	$786,577
Circulation	255,574	154,503	704,842	574,963
Commercial printing and other	73,376	43,849	210,423	164,484
Total operating revenues	699,274	416,039	1,867,909	1,526,024
Operating expenses:
Operating costs	398,322	230,299	1,079,593	865,234
Selling, general and administrative expenses	227,711	136,994	606,917	502,631
Depreciation and amortization	43,148	20,515	111,882	84,791
Integration and reorganization costs	37,899	1,768	47,401	15,011
Acquisition costs	45,300	762	60,618	2,651
Impairment of long-lived assets	540	417	3,009	1,538
Goodwill and mastheads impairment	100,743	—	100,743	—
Net (gain) loss on sale or disposal of assets	1,384	80	4,723	(3,971)
Total operating expenses	855,047	390,835	2,014,886	1,467,885
Operating income (loss)	(155,773)	25,204	(146,977)	58,139
Non-operating (income) expense:
Interest expense	33,283	9,606	63,660	36,072
Loss on early extinguishment of debt	6,058	2,886	6,058	2,886
Other (income) expense	(8,709)	452	(9,511)	(838)
Non-operating expense	30,632	12,944	60,207	38,120
Income (loss) before income taxes	(186,405)	12,260	(207,184)	20,019
Provision (benefit) for income taxes	(90,924)	(679)	(85,994)	1,912
Net income (loss)	$(95,481)	$12,939	$(121,190)	$18,107
Net loss attributable to redeemable noncontrolling interests	(393)	(321)	(1,348)	(89)
Net income (loss) attributable to Gannett	$(95,088)	$13,260	$(119,842)	$18,196
Earnings (loss) per share attributable to Gannett - basic	$(1.05)	$0.22	$(1.77)	$0.31
Earnings (loss) per share attributable to Gannett - diluted	$(1.05)	$0.22	$(1.77)	$0.31
Dividends declared per share	$—	$0.38	$1.52	$1.49
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

CONSOLIDATED STATEMENTS OF CASH FLOWS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3 (1)	Year ended
	December 31, 2019	December 30, 2018
Operating activities:
Net income (loss)	$(121,190)	$18,107
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	111,882	84,791
Facility consolidation costs	148	—
Stock-based compensation - equity awards	11,324	3,156
Non-cash interest expense	3,851	1,996
Non-cash acquisition related costs	26,411	—
(Benefit) provision for deferred income taxes	(87,765)	202
Net (gain) loss on sale or disposal of assets	4,723	(3,971)
Non-cash charge to investments	—	505
Non-cash loss on early extinguishment of debt	6,058	2,886
Impairment of long-lived assets	3,009	1,538
Goodwill and mastheads impairment	100,743	—
Pension and other postretirement benefit obligations	(100,452)	(2,575)
Change in assets and liabilities:
Accounts receivables, net	12,608	15
Inventory	5,150	(4,336)
Prepaid expenses	7,016	3,338
Accounts payable	3,958	(2,530)
Accrued expenses	40,353	8,019
Deferred revenue	(8,326)	(7,642)
Other assets and liabilities	6,034	6,060
Net cash provided by operating activities	25,535	109,559
Investing activities:
Acquisitions, net of cash acquired	(796,502)	(204,877)
Purchases of property, plant, and equipment	(13,978)	(11,639)
Proceeds from sale of publications, real estate and other assets, and insurance proceeds	27,486	15,040
Change in other investing activities	(2,066)	—
Net cash used for investing activities	(785,060)	(201,476)
Financing activities:
Payments of debt issuance costs	(121,223)	(800)
Borrowings under term loans	1,792,000	79,675
Borrowings under revolving credit facility	153,900	20,000
Repayments under term loans	(481,058)	(3,093)
Repayments under revolving credit facility	(153,900)	(20,000)
Repayments of convertible debt	(197,950)	—
Payment of offering costs	—	(369)
Issuance of common stock, net of underwriters' discount	—	111,099
Purchase of treasury stock	(1,002)	(792)
Repurchase of common stock	—	—
Payments of dividends	(91,936)	(87,195)
Change in other financing activities	82	—
Net cash provided by financing activities	898,913	98,525
Effect of currency exchange rate change	(3,494)	—
Increase in cash, cash equivalents, and restricted cash	135,894	6,608
Balance of cash, cash equivalents, and restricted cash at beginning of year	52,770	46,162
Cash, cash equivalents, and restricted cash at end of year	$188,664	$52,770
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 4 (1)	Three months ended		Year ended
	December 31, 2019	December 30, 2018	December 31, 2019	December 30, 2018
Operating revenues:
Publishing	$653,877	$406,966	$1,792,652	$1,495,124
Marketing Solutions	69,336	26,878	149,242	95,871
Corporate and Other	2,018	675	4,554	3,118
Intersegment eliminations	(25,957)	(18,480)	(78,539)	(68,089)
Total	$699,274	$416,039	$1,867,909	$1,526,024

Adjusted EBITDA:
Publishing	$113,334	$68,132	$268,916	$220,415
Marketing Solutions	4,024	(1,896)	(3,279)	(6,404)
Corporate and Other	(18,537)	(10,267)	(41,766)	(33,718)
Total	$98,821	$55,969	$223,871	$180,293

Depreciation and amortization:
Publishing	$37,442	$18,787	$101,881	$78,075
Marketing Solutions	3,714	1,263	6,534	5,003
Corporate and Other	1,992	465	3,467	1,713
Total	$43,148	$20,515	$111,882	$84,791
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5	Three months ended
Legacy Gannett	December 31, 2019	December 31, 2018 (1)	% Change

Pro forma total revenue	$654,132	$751,405	(12.9)%
Currency impact	401	—	***
Exited operations	(15)	(11,157)	(99.9)%
Deferred revenue adjustment	10,791	—	***
Same store total revenue	$665,309	$740,248	(10.1)%

Pro forma advertising and marketing services revenue	$365,776	$427,226	(14.4)%
Currency impact	374	—	***
Exited operations	(15)	(11,102)	(99.9)%
Deferred revenue adjustment	1,262	—	***
Same store advertising and marketing services revenue	$367,397	$416,124	(11.7)%

Pro forma circulation revenue	$236,128	$273,757	(13.7)%
Currency impact	26	—	***
Deferred revenue adjustment	9,529	—	***
Same store circulation revenue	$245,683	$273,757	(10.3)%

Pro forma other revenue	$52,228	$50,422	3.6%
Currency impact	1	—	***
Exited operations	—	(55)	(100.0)%
Same store other revenue	$52,229	$50,367	3.7%
(1) Legacy Gannett's fourth quarter 2018 coincided with the Gregorian calendar and ended on December 31, 2018.

SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)	Year ended
Legacy Gannett	December 31, 2019	December 31, 2018 (1)	% Change

Pro forma total revenue	$2,613,463	$2,916,838	(10.4)%
Acquired revenues	(35,779)	—	***
Currency impact	14,766	—	***
Exited operations	(322)	(43,712)	(99.3)%
Deferred revenue adjustment	10,791	—	***
Same store total revenue	$2,602,919	$2,873,126	(9.4)%

Pro forma advertising and marketing services revenue	$1,444,562	$1,661,075	(13.0)%
Acquired revenues	(34,578)	—	***
Currency impact	10,249	—	***
Exited operations	(319)	(43,640)	(99.3)%
Deferred revenue adjustment	1,262	—	***
Same store advertising and marketing services revenue	$1,421,176	$1,617,435	(12.1)%

Pro forma circulation revenue	$976,538	$1,063,022	(8.1)%
Acquired revenues	(1,130)	—	***
Currency impact	3,443	—	***
Exited operations	—	—	***
Deferred revenue adjustment	9,529	—	***
Same store circulation revenue	$988,380	$1,063,022	(7.0)%

Pro forma other revenue	$192,363	$192,741	(0.2)%
Acquired revenues	(71)	—	***
Currency impact	1,074	—	***
Exited operations	(3)	(72)	(95.8)%
Same store other revenue	$193,363	$192,669	0.4%
(1) Legacy Gannett's 2018 fiscal year coincided with the Gregorian calendar and ended on December 31, 2018.

SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)	Three months ended
Legacy New Media	December 31, 2019	December 30, 2018 (1)	% Change

As reported total revenue	$400,121	$416,039	(3.8)%
Acquired revenues	(26,385)	—	***
Exited operations	—	(2,666)	(100.0)%
Same store total revenue	$373,736	$413,373	(9.6)%

As reported advertising and marketing services revenue	$200,435	$217,687	(7.9)%
Acquired revenues	(11,622)	—	***
Exited operations	—	(1,632)	(100.0)%
Same store advertising and marketing services revenue	$188,813	$216,055	(12.6)%

As reported circulation revenue	$148,248	$154,503	(4.0)%
Acquired revenues	(5,151)	—	***
Exited operations	—	(291)	(100.0)%
Same store circulation revenue	$143,097	$154,212	(7.2)%

As reported other revenue	$51,438	$43,849	17.3%
Acquired revenues	(9,612)	—	***
Exited operations	—	(743)	(100.0)%
Same store other revenue	$41,826	$43,106	(3.0)%
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

SAME STORE REVENUES Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)	Year ended
Legacy New Media	December 31, 2019	December 30, 2018 (1)	% Change

As reported total revenue	$1,568,757	$1,526,024	2.8%
Acquired revenues	(176,870)	—	***
Exited operations	—	(13,188)	(100.0)%
Same store total revenue	$1,391,887	$1,512,836	(8.0)%

As reported advertising and marketing services revenue	$782,755	$786,577	(0.5)%
Acquired revenues	(97,742)	—	***
Exited operations	—	(8,282)	(100.0)%
Same store advertising and marketing services revenue	$685,013	$778,295	(12.0)%

As reported circulation revenue	$597,517	$574,963	3.9%
Acquired revenues	(59,225)	—	***
Exited operations	—	(1,904)	(100.0)%
Same store circulation revenue	$538,292	$573,059	(6.1)%

As reported other revenue	$188,485	$164,484	14.6%
Acquired revenues	(19,903)	—	***
Exited operations	—	(3,002)	(100.0)%
Same store other revenue	$168,582	$161,482	4.4%
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

USE OF NON-GAAP INFORMATION

The Company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The Company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure the Company believes offers a useful view of the overall operation of our business. The Company defines Adjusted EBITDA as net income (loss) attributable to Gannett before (1) income tax expense (benefit), (2) interest expense, (3) gains or losses on early extinguishment of debt, (4) non-operating items, primarily pension costs, (5) depreciation and amortization, (6) integration and reorganization costs, (7) impairment of long-lived assets, (8) goodwill and intangible impairments, (9) net loss (gain) on sale or disposal of assets, (10) non-cash compensation, (11) acquisition costs, and (12) certain other non-recurring charges. The most directly comparable GAAP financial measure is net income (loss) attributable to Gannett.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items we believe are critical to the ongoing success of our business. The Company defines Free cash flow as net cash provided by operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing Free cash flow available for use in operations, additional investments, debt obligations, and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

Management’s Use of Non-GAAP Measures

Adjusted EBITDA and Free cash flow are not measurements of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities, or any other measure of performance or liquidity derived in accordance with GAAP. We believe our non-GAAP measures as we have defined them are helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term such as depreciation and amortization, taxation, non-cash impairments, and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

We use Adjusted EBITDA as a measure of our day-to-day operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our day-to-day business operating results. We consider the unrealized (gain) loss on derivative instruments and the (gain) loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs, and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains (losses) on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our day-to-day operating performance, and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized (gain) loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Limitations of Non-GAAP Measures

Each of our non-GAAP measures has limitations as an analytical tool. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss) include: the cash portion of interest / financing expense, income tax (benefit) provision, and charges related to impairment of long-lived assets, which may significantly affect our financial results.

A reader of our financial statements may find this item important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA and Free cash flow are not alternatives to net income, income from operations, or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA or Free cash flow as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA and the reconciliation of net cash from operating activities to Free cash flow, along with our consolidated financial statements included elsewhere in this report. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA and Free cash flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Free cash flow measures as presented in this report may differ from and may not be comparable to similarly titled measures used by other companies.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 6 (1)

	Three months ended December 31, 2019
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$(52,036)	$(1,392)	$(41,660)	$(95,088)
Income tax expense (benefit)	—	—	(90,924)	(90,924)
Interest expense	24	—	33,259	33,283
Loss on early extinguishment of debt	—	—	6,058	6,058
Other non-operating items, net	(6)	(775)	(7,928)	(8,709)
Depreciation and amortization	37,442	3,714	1,992	43,148
Integration and reorganization costs	13,777	950	23,172	37,899
Acquisition costs	—	—	45,300	45,300
Impairment of long-lived assets	540	—	—	540
Goodwill and mastheads impairment	100,743	—	—	100,743
Net (gain) loss on sale or disposal of assets	1,289	(8)	103	1,384
Non-cash compensation	—	—	8,790	8,790
Other items	11,561	1,535	3,301	16,397
Adjusted EBITDA (non-GAAP basis)	$113,334	$4,024	$(18,537)	$98,821

	Three months ended December 30, 2018
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$45,631	$(3,866)	$(28,505)	$13,260
Income tax expense (benefit)	—	—	(679)	(679)
Interest expense	56	—	9,549	9,605
Loss on early extinguishment of debt	—	—	2,886	2,886
Other non-operating items, net	(467)	—	580	113
Depreciation and amortization	18,787	1,263	465	20,515
Integration and reorganization costs	1,541	—	227	1,768
Acquisition costs	—	15	747	762
Impairment of long-lived assets	417	—	—	417
Goodwill and mastheads impairment	—	—	—	—
Net (gain) loss on sale or disposal of assets	51	—	29	80
Non-cash compensation	—	—	657	657
Other items	2,116	692	3,777	6,585
Adjusted EBITDA (non-GAAP basis)	$68,132	$(1,896)	$(10,267)	$55,969
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 6 (continued) (1)

	Year ended December 31, 2019
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$22,523	$(14,006)	$(128,359)	$(119,842)
Income tax expense (benefit)	—	—	(85,994)	(85,994)
Interest expense	123	—	63,537	63,660
Loss on early extinguishment of debt	—	—	6,058	6,058
Other non-operating items, net	(969)	(775)	(7,767)	(9,511)
Depreciation and amortization	101,881	6,534	3,467	111,882
Integration and reorganization costs	21,336	1,937	24,128	47,401
Acquisition costs	—	(38)	60,656	60,618
Impairment of long-lived assets	3,009	—	—	3,009
Goodwill and mastheads impairment	100,743	—	—	100,743
Net (gain) loss on sale or disposal of assets	4,036	(5)	692	4,723
Non-cash compensation	—	—	11,324	11,324
Other items	16,234	3,074	10,492	29,800
Adjusted EBITDA (non-GAAP basis)	$268,916	$(3,279)	$(41,766)	$223,871

	Year ended December 30, 2018
	Publishing	Marketing Solutions	Corporate and Other	Consolidated Total

Net income (loss) attributable to Gannett	$122,392	$(14,047)	$(90,149)	$18,196
Income tax expense (benefit)	—	—	1,912	1,912
Interest expense	400	—	35,672	36,072
Loss on early extinguishment of debt	—	—	2,886	2,886
Other non-operating items, net	(1,554)	—	—	(1,554)
Depreciation and amortization	78,075	5,003	1,713	84,791
Integration and reorganization costs	14,487	—	524	15,011
Acquisition costs	—	85	2,566	2,651
Impairment of long-lived assets	1,538	—	—	1,538
Goodwill and mastheads impairment	—	—	—	—
Net (gain) loss on sale or disposal of assets	(3,109)	34	(896)	(3,971)
Non-cash compensation	—	—	3,156	3,156
Other items	8,186	2,521	8,898	19,605
Adjusted EBITDA (non-GAAP basis)	$220,415	$(6,404)	$(33,718)	$180,293
(1) Starting in 2019 and subsequent to our acquisition of Legacy Gannett, our fiscal year coincides with the Gregorian calendar. In 2018, our fiscal year ended on the last Sunday of the calendar year. Our fiscal year for 2018 was a 52-week year ending on December 30, 2018.

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7
	Three months ended December 31, 2019	Year ended December 31, 2019

Net cash flow provided by operating activities (GAAP basis)	$(72,995)	$25,535
Capital expenditures	(6,697)	(13,978)
Free cash flow (non-GAAP basis)(1)	$(79,692)	$11,557
(1) Free cash flow for the fourth quarter was negatively impacted by $87.8 million of pension benefits paid as a result of the Acquisition, $35.9 million of integration and reorganization costs, $19.3 million of acquisition costs, and $2.5 million of other one-time adjustments. Free cash flow for the full year was negatively impacted by $87.8 million of pension benefits paid as a result of the Acquisition, $45.4 million of integration and reorganization costs, $38.4 million of acquisition costs, and $11.3 million of other one-time adjustments.